EXHIBIT 10.1

UNSECURED PROMISSORY NOTE

$2,500,000.00
March 16, 2026

FOR VALUE RECEIVED, Block Fuel, Inc., a Texas corporation (the “Borrower”), hereby unconditionally promises to pay to the order of Innovation Beverage Group Ltd, an Australian corporation (Nasdaq: IBG) or its assigns (the “Lender”), the principal sum of Two Million Five Hundred Thousand Dollars ($2,500,000.00), in accordance with the terms of this Unsecured Promissory Note (this “Note”).

1.	Principal. The outstanding principal amount of this Note shall be $2,500,000.00. No interest shall accrue on the outstanding principal amount of this Note.

2.	Maturity. Unless earlier prepaid in accordance with this Note or accelerated following an Event of Default, the entire outstanding principal amount of this Note shall be due and payable on the earlier of: (a) March 16, 2027; and (b) the consummation of a Change of Control of the Borrower involving any person other than the Lender or its affiliates.

3.	Change of Control. For purposes of this Note, “Change of Control” means any transaction or series of related transactions pursuant to which any person or group of persons (other than the Lender or its affiliates) directly or indirectly: (i) acquires beneficial ownership of fifty percent (50%) or more of the outstanding voting power or equity interests of the Borrower; (ii) acquires the ability to direct or control the management or policies of the Borrower, whether through ownership of voting securities, by contract, or otherwise; or (iii) acquires all or substantially all of the assets of the Borrower. For purposes of this definition, “beneficial ownership” shall have the meaning set forth in Rule 13d-3 under the Securities Exchange Act of 1934, as amended.

4.	Prepayment. The Borrower may prepay this Note in whole or in part at any time without penalty or premium. Any amounts prepaid may not be reborrowed.

5.	Payments. All payments under this Note shall be made in lawful money of the United States of America by wire transfer of immediately available funds to an account designated by the Lender. If any payment becomes due on a day that is not a Business Day, such payment shall be made on the next succeeding Business Day. For purposes of this Note, “Business Day” means any day other than a Saturday, Sunday, or other day on which commercial banks in New York, New York are authorized or required by law to close.

6.	Unsecured Obligation. This Note constitutes an unsecured obligation of the Borrower. No lien or security interest is granted by the Borrower to the Lender under this Note.

7.	Use of Proceeds. The Borrower shall use the proceeds of the loan evidenced by this Note solely to fund the exercise of its right to purchase and cancel certain outstanding shares of the Borrower for an aggregate purchase price of $2,500,000 (the “Call Price”), including payment of the Call Price to the holders of such shares.

8.	Representations and Warranties. The Borrower represents and warrants to the Lender as of the date hereof that: (a) the Borrower is duly organized, validly existing, and in good standing under the laws of its jurisdiction of organization; (b) the Borrower has full power and authority to execute, deliver, and perform its obligations under this Note; (c) the execution and delivery of this Note and the performance of the Borrower’s obligations hereunder have been duly authorized by all necessary corporate action; (d) this Note constitutes a valid and binding obligation of the Borrower, enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, and similar laws affecting creditors’ rights generally and general equitable principles; and (e) the execution, delivery, and performance of this Note do not violate the Borrower’s organizational documents or any material agreement binding upon the Borrower.

9.	Events of Default. Each of the following shall constitute an Event of Default under this Note: (a) the Borrower fails to pay any principal amount due under this Note when due and such failure continues for five (5) days after written notice from the Lender; (b) any representation or warranty made by the Borrower in this Note proves to have been materially false or misleading when made; or (c) the Borrower: (i) commences any voluntary case under any applicable bankruptcy, insolvency, or similar law; (ii) consents to the entry of an order for relief against it in an involuntary case; (iii) consents to the appointment of a receiver, trustee, custodian, or similar official for it or a substantial part of its assets; or (iv) becomes unable, or admits in writing its inability, to pay its debts as they become due.

10.	Remedies. Upon the occurrence and during the continuance of an Event of Default, the Lender may declare the entire outstanding principal amount of this Note immediately due and payable. If an Event of Default described in Section 9(c) occurs, the outstanding principal amount of this Note shall automatically become immediately due and payable without further action by the Lender.

11.	Governing Law. This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflicts of law principles.

12.	Jurisdiction. The Borrower irrevocably submits to the exclusive jurisdiction of the state and federal courts located in New York County, New York for the resolution of any dispute arising out of or relating to this Note.

13.	Waiver of Jury Trial. THE BORROWER HEREBY IRREVOCABLY WAIVES ANY RIGHT TO TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS NOTE.

14.	Amendments. This Note may not be amended or modified except by a written instrument signed by both the Borrower and the Lender.

15.	Assignment. The Borrower may not assign this Note without the prior written consent of the Lender. The Lender may assign this Note without the consent of the Borrower.

16.	Notices. All notices under this Note shall be in writing and deemed given when delivered personally, sent by a nationally recognized overnight courier, or sent by email to the addresses designated by the parties.

17.	Entire Agreement. This Note constitutes the entire agreement between the parties relating to the subject matter hereof.

18.	Electronic Signatures. This Note may be executed electronically and such signatures shall have the same legal effect as original signatures.

19.	Severability. If any provision of this Note is held invalid or unenforceable, the remaining provisions shall remain in full force and effect.

[Signature page to follow]

IN WITNESS WHEREOF, the Borrower has executed this Unsecured Promissory Note as of the date first written above.

BORROWER

BLOCK FUEL, INC.

By:	/s/ Daniel Lanskey
Name:	Daniel Lanskey
Title:	Chief Executive Officer

LENDER

INNOVATION BEVERAGE GROUP LTD

By:	/s/ Sahil Beri
Name:	Sahil Beri
Title:	Chief Executive Officer